Exhibit 5.1

BARNETT & LINN
ATTORNEYS AT LAW
23564 Calabasas Road, Suite 205 • Calabasas, CA 91302
www.barnettandlinn.com
WILLIAM B. BARNETT		TELEPHONE: 818-436-6410
Attorney/Principal		FACSIMILE: 818-223-8303
wbarnett@wbarnettlaw.com

November 5, 2015

Cort St.George, CEO

Wadena Corp.

1540 South Coast Highway, Suite 206

Laguna Beach, CA 92651

Re: Wadena Corp. Registration Statement on Form S-1

Dear Mr. St. George:

We have acted as your counsel in connection with the Registration Statement (the "Registration Statement") on Form S-1 (File No. 333-207047), and amendments thereto, filed by Wadena Corp., a Nevada corporation (the "Company"), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the "Act"), relating to the offering of up to 62,775,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) to be sold by a selling shareholders.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering this opinion, we have examined the Registration Statement, as amended, the Company’s Articles of Incorporation and Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials, and as to certain matters of fact that are material to our opinion; we have also relied on a certificate of an officer of the Company. In rendering our opinion, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity of the originals of all documents submitted as copies; and (c) the truth and accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Our opinion set forth below is limited to the State of Nevada Corporation Laws, including the applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is our opinion that the Shares to be sold by the selling shareholders have been duly authorized and have been legally issued, fully paid and are non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.” In giving this consent, we specifically do not allege to being an “expert” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours truly,

BARNETT & LINN

William B. Barnett